                          EX-2.D
                          Long-distance Concession



Concession to install, operate and exploit a public telecommunications network, granted by the Federal Government and through the Ministry of Communications and Transport, henceforth named the Ministry, in favor of Iusatel, S.A. of C.V., henceforth named the Concessionaire in accordance with the following antecedents and conditions.

                                   ANTECEDENTS

I. The Concessionaire submitted request before the Ministry, dated September 8, 1995, to obtain a concession to install, operate and exploit a public telecommunications network, in agreement with the principles established by Article 24 of the Federal Law of Telecommunications.

II. The Ministry, once having assessed and evaluated the documentation corresponding to the Concessionaire's request, resolved that the latter satisfactorily complied with the requirements demanded by said Law and other applicable dispositions. Thus, according to the principles described in Articles 36, Fraction III, of the Organic Law of Federal Public Administration; 8th. of the Law of General Means of Communication; 11, Fraction II, 12, 24, 25, 26 and other ones relative to the Federal Law of Telecommunications, the Ministry grants the Concessionaire the present concession to install, operate and exploit a public telecommunications network, which will be subject to the following:

                                   CONDITIONS

                                  First Chapter
                              General Dispositions

1.    Definitions and extent of the concession.

1.1. Definition of terms. In addition to definitions contained in the Federal Law of Telecommunications, and for the purposes to this Title, it will be understood that

      1.1.1. Concession: The one contained in the present Title to install, operate and exploit a public telecommunications network,

      1.1.2. Law: The Federal Law of Telecommunications, and

      1.1.3. Network: The public network of telecommunications, object of the present Concession.

1.2. Services. The Concessionaire is obliged to installing, operating and exploit-

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      ing the Network, and to rendering the services referred to in the attachment(s) to the present Title, in the terms and conditions pointed out there. The Concessionaire will be able to render services additional to the ones included in the attachment(s) of this Title, with a previous authorization from the Ministry. For such a purpose, the Concessionaire will have to submit the request, to the satisfaction of the Ministry, and it shall fulfill the requirements to Article 24 of the Law and other applicable dispositions, excepting the prejudice that, should more concessions of bands of frequencies of the radio electric spectrum be required, they will be granted by means of the public bidding procedure, provided in Article 14, as well as other applicable ones by the Law.

      In order to obtain the authorization mentioned in the above paragraph, the Concessionaire's obligations derived from the present Concession shall be fully updated and fulfilled.

      In the terms of Article 33 of the Law, the Concessionaire will be able to render added-value services, being enough to previously register them before the Ministry.

1.3. Coverage modification. The Concessionaire, in order to enlarge or reduce the Network coverage area, will require previous authorization from the Ministry.

      The Ministry will grant authorization to the Concessionaire to enlarge or reduce the coverage, in a period no longer than 120 natural days, counted from the date of receiving the request, as long as the Concessionaire's obligations derived from the present Concession are fully updated and fulfilled.

1.4. Duration. This Concession will be valid for 30 years, counting from the date of signature of the present Title, and it will be likely to be extended in accordance with the terms provided by Article 27 of the Law.

1.5. Applicable Legislation. The installation, operation and exploitation of the Network and services included in the present concession, will be subject to the Law, to the Law of General Means of Telecommunications, and to the treaties, laws, regulations, decrees, Mexican official norms, agreements, circulars and other administrative dispositions issued by the Ministry, as well as the conditions established in this Title.

      The Concessionaire accepts that if the legal regulations and administrative dispositions -- referred to in the above paragraph -- this Concession is subject to were derogated, modified or added to, the Concessionaire will be subject to the new legislation and administrative dispositions as their putting

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      them into effect.

1.6. Other Concessions. The present Concession does not confer exclusivity rights to the Concessionaire. Therefore, the Ministry, within the same geographic area, will be entitled to grant other concessions in favor of third parties to install, operate or exploit one or more public telecommunications networks rendering identical of similar services.

1.7. Cession of Rights. The Concessionaire will be entitled to transfer its Rights and Obligations -- either fully or partially -- established in the Concession in the terms of Article 35 of the Law.

1.8. Rendering the Services through subsidiaries or branches. With a previous authorization issued by the Ministry, the Concessionaire will be able to render the services included in the Concession through subsidiary companies or branches. Nevertheless, the Concessionaire -- at all times and before the Ministry -- will be responsible for all obligations derived from this Concession.

1.9. Proxies or Warrants. Under no circumstance, whatsoever, will the Concessionaire be able to grant proxies or general warrants to exercise irrevocable acts of administration or dominion directed towards enabling the proxy or warrant to exercise the rights and obligations of the present concession.

1.10. Taxes. Whenever the Concessionaire constitutes any tax on the Concession or the rights derived from it, the Concessionaire shall carry out the registration referred to in Article 64 of the Law, within the 30 natural days following the date of its constitution.

      The document where the granted warranty is stated, shall specifically establish that the execution of the warranty will, under no circumstance whatsoever, grant the character of concessionaire to the creditor.

      In order to have the Concession awarded to a creditor or to a third party, it will be necessary that the Ministry authorizes the cession of rights, observing the terms stated in Article 35 of the Law or otherwise, to obtain the concession in accordance with Article 34 of the same ordinance, excluding, in this case, frequency bands of the radio electric spectrum.

1.11. Nationality. The Concessionaire, -- regarding this Concession -- will have no more rights than the ones granted to Mexicans. Consequently, the partnership and its foreign partners, whenever it is the case, are committed to neither requesting nor accepting diplomatic intervention of any given foreign country, under the penalty of loosing -- in favor of the Mexican Republic -- all the properties and rights acquired to install, operate and

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      exploit the Network.

1.12. Neutral Investment In terms of the Fifth Title of the Law of Foreign Investment, neutral investment will not be computed to determine the percentage of foreign investment in the subscribed capital of the Concessionaire.

1.13. Companies with State participation of foreign countries. It will not be considered as shareholding the participation of a government or foreign state, the one executed by companies with State participation of foreign countries not considered as authorities by the internal legislation of the country in question, that have judicial category and patrimony of their own.

1.14. Subscription of Shares. The Concessionaire is obliged to present before the Ministry, on the 30th of April of every year at the latest, a list of its ten main shareholders and their respective participation percentages, which will be accompanied with the information determined by the Ministry.

      In the event of any subscription of shares, in an act or succession of acts representing ten percent or more of the partnership's working capital, the following regulation shall be observed:

      1.14.1. The Concessionaire will notify the Ministry about the intention of the interested parties on executing the subscription of shares, being necessary to attach the notification to the information about the individuals interested in acquiring shares.

      1.14.2. The Ministry will have a period of 90 natural days, counted from the date of presentation of the notification, to present its objection in a written form and stating the justified cause regarding the operation in question, and

      1.14.3. The operation will be considered as approved by the Ministry, if said period elapses without objection from the Ministry.

      Only the operations not objected by the Ministry will be able -- if so is the case -- to enroll in the registration book of shareholders of partners to the moral person, without detriment of the authorizations required from other authorities in accordance to applicable dispositions. It will not be required to present the notification referred to on the second paragraph of this condition, whenever the subscription refers to representative shares of neutral investment, or when it is the case of increases of capital subscribed by shareholders themselves, as long as the proportion of participation of the working capital from each one of them is not modified.

      In the event of a party interested in subscribing shares is a moral person, in

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      the notification referred to in condition 1.14.1 above, the necessary information will have to be submitted so as to allow the Ministry to know the identity of the physical persons having patrimonial interests superior to the ten percent of said moral person's capital.

      This condition shall be included within the social statutes, as well as in the titles or certificates issued by the Concessionaire.

      1.15. Training and Technological Development. The Concessionaire will develop training and instruction programs for its personnel.

            In like manner, the Concessionaire will perform research and development activities in the country. For this purpose, it will be able to coordinate its activities with the Mexican Institute of Communications and with other research and technological development institutions.

      1.16. Designation of the technical responsible. The Concessionaire is obliged to designate -- before the Ministry -- a person responsible for the Network's technical operation, who will count with the faculties from the administration, necessary to oblige the Concessionaire before the Ministry, regarding the technical operation of the same Network.

                                 Second Chapter
                             Dispositions Applicable
                                 to the Services

2.1. Quality of the services. The Concessionaire will be committed to rendering the services included in this Concession in a continuous and efficient way, in conformity with the applicable legislation and the technical features established in the present Title and its attachments.

      Likewise, the Concessionaire is committed to provide the mechanisms necessary to perform repairs on the Network and services' failures, within the first eight working hours of receiving the report.

      The Concessionaire will endeavor to render the services included in the present Concession in the best conditions of price, diversity and quality to benefit the users, in order to promote an efficient development of telecommunications. For this purpose, the Concessionaire will submit to the Ministry -- within the 120 natural days following the signing of this Concession -- the minimum quality standards of the services, without detriment to the Ministry issuing general regulations regarding this matter.

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2.2.  Service Interruption. In case of interrupting the rendering of some of the services during a period longer than 72 consecutive hours, starting from the date established in the respective report, the Concessionaire will grant its users a discount on the fee corresponding to the duration of the interruption.

2.3. System for handling complaints and repairs. The Concessionaire will establish a system for receiving service complaints and failure repairs.

      On a monthly basis, the Concessionaire will produce a report that shall include the incidence of failures, classified by their type, actions taken and applied discounts. Said report shall be available upon the Ministry's request.

      The Ministry will be entitled to make said information public, along with other Concessionaires' rendering similar services in the country or in the same region.

2.4. Measuring equipment and quality control. The Concessionaire is obliged to take the necessary measures to ensure the precision and reliability of the devices used to measure quality and billing systems. For these purposes, the Concessionaire will have to carry out periodic testing the equipment, and furnish the Ministry, when required, with the results of the tests in a quarterly way. And if it is the case, the Concessionaire shall submit documents certifying that the pertinent adjustments have been performed.

      In like manner, the Concessionaire shall keep records of measuring equipment as determined by the Ministry.

2.5. Commercial Practices Code. The Concessionaire shall integrate -- in conformity with general rules regarding the matter issued by the Ministry -- a commercial practices code which shall describe, in a clear and concise way, the various services it renders, as well as the methodology used to apply the corresponding fees. Once having such code integrated, the Concessionaire shall make it available for the public in its commercial offices and, upon the Ministry's request, it will publish a summary of the code in major newspapers at national level.

2.6. Emergency Services. The Concessionaire shall put at the Ministry's disposal -- within the six months following the issuing of the present Title -- an action plan aimed at preventing service interruptions, as well as a plan for supplying emergency services in case of fortuitous events.

      In the event of an emergency happening within the coverage area, the Concessionaire shall furnish the indispensable services indicated by the Ministry, in a free way, only for the time and proportion required by the emergency.

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      The Concessionaire shall notify the Ministry about any event liable to affect, either generally or significantly, the functioning of the Network.

                                  Third Chapter
                                      Fees

3.1. Undue Charges; Overpayment. Should the Concessionaire charge the users nonregistered fees or fees differing from the ones established, in its case, and in conformity with Article 63 of the Law, the Concessionaire shall reimburse to users the balance regarding registered or established fees.

      The mentioned above must be understood as without prejudice to sanctions imposed in conformity with the Law and other applicable dispositions.

3.2. Prohibition of crossed subsidies. The Ministry shall be able -- at all times -- to verify that registered fees do not constitute crossed subsidies in terms of Article 62 of the Law. For such purpose, the Concessionaire shall provide corresponding information within the 60 natural days following the date of receiving the Ministry's request.

3.3. Billing. The Concessionaire's billing system must be previously approved by the Ministry.

                                 Fourth Chapter
                          Verification and Information

4.1. With no detriment to the Ministry's faculties to request other information from the Concessionaire, in terms of Article 68 of the Law, the latter shall furnish the Ministry, within the 150 (One Hundred Fifty) natural days following the closing of the corresponding exercise:

      4.1.1. Its company's audited financial statements, detailing services, and if it is the case, by geographic area.

      4.1.2. A description of the main fixed assets included in the Network, in conformity with the formats established by the Ministry, and

      4.1.3. A report on actions performed regarding training and instruction programs for its staff, as well as a report on its research and development activities in the country, as stated in condition 1.15 of this Concession.

4.2. The Concessionaire shall inform the Ministry, by means of a quarterly report,

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      about the advancement of the Network's expansion program.

4.3. The Concessionaire shall put at the disposal of the Ministry, statistic information concerning traffic, routing, occupation, performance and other operation parameters generated by the Network, in conformity with general dispositions issued by the Ministry for this purpose.

                                  Fifth Chapter
                              Warranty of Formality

5. Guaranty. The Concessionaire shall establish a guaranty within a period no longer than 30 natural days counted as of the date of signature of the present Concession, with an institution authorized for the amount of N$5,000,000.00 New Mexican Pesos (Five Million New Mexican Pesos) issued in favor of the "Tesoreria de la Federacion" (Federation's Treasure Department), which will be effective if: a) In case of revocation of the Concession, and b) It will guarantee the payment of pecuniary sanctions imposed by the Ministry. The guaranty will be valid during the period of the Concession.

      The amount of the guaranty shall be annually updated, in conformity with the "Indice Nacional de Precios al Consumidor" (National Index of Prices to the Consumer), or the substituting Index.

      The policy issuing the guaranty shall clearly state that the institution issuing the guaranty accepts the concepts contained in Articles 95 and 118 of the Federal Law of Guaranty Institutions in effect, and the renounce to benefit of order and excuse.

                                  Sixth Chapter
                          Jurisdiction and Competition

6. For all matters relative to the interpretation and complying with the present Title of Concession, except for the administrative matters having to be solved by the Ministry, the Concessionaire agrees to be submitted to the jurisdiction of the federal tribunals of Mexico City, Distrito Federal, renouncing to the Law that could correspond to it in function of its present or future domicile.

      Mexico, Distrito Federal, October 16, 1995.


                    MINISTRY OF COMMUNICATIONS AND TRANSPORT
                                  THE SECRETARY

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                              CARLOS RUIZ SACRISTAN

                              IUSATEL, S.A. DE C.V.

                                 GUILLERMO AMORE
                              LEGAL REPRESENTATIVE


Attachment A of the Title of Concession to install, operate and exploit a public telecommunications Network granted by the Federal Government, through the Ministry of Communications and Transport, in favor of Iusatel, S.A. of C.V., dated October 16, 1995.

A.1. Included Services. In the present attachment, the following services are included:

      A.1.1. The rendering of any service involving emission, transmission or reception of signs, signals, written documents, images, voice, sound of information of any kind through its Network.

      A.1.2. The sale or leasing of Network's capacity for emission, transmission, or reception of signs, signals, written documents, voice, images, sounds or information of any type.

      A.1.3. The commercialization of the acquired capacity of other concessionaires of public telecommunication networks, with whom the Concessionaire might have made the corresponding deals.

      A.1.4. Rendering the public service of basic long distance telephony, either domestic or international. In conformity with the Seventh Transitory Article of the Law, the Concessionaire shall be able to render the public service of basic long distance telephony, starting as of August 11, 1996.

A.2. Services not included. The services not included in this attachment are:

      A.2.1. The ones that require a concession on frequency bands of radio electric spectrum for determined usage.

      A.2.2. The ones requiring a concession to occupy and exploit orbital geo-stationary positions and satellite orbits assigned to the country.

      A.2.3. The ones requiring a concession to operate a radio system or open T.V., and

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      A.2.4.  The cable television service.


      In order to be able to render these services, the Concessionaire must obtain the concession or the respective authorization.

A.3. Time limit to initiate the Network's exploitation. The Concessionaire shall initiate said exploitation, at the latest, in April 1997.

A.4. Network's Coverage Commitments. The Concessionaire is obliged to link, with its own infrastructure, the following cities, at the latest, the 31st of May, 1998:

      Aguascalientes, Aguascalientes
      Saltillo, Coahuila
      Torreon, Coahuila
      Durango, Durango
      Distrito Federal
      Celaya, Guanajuato
      Irapuato, Guanajuato
      Leon, Guanajuato
      Guadalajara, Jalisco
      Toluca, Mexico
      Cuernavaca, Morelos
      Tepic, Nayarit
      Monterrey, Nuevo Leon
      Puebla, Puebla
      Queretaro, Queretaro
      Mazatlan, Sinaloa
      Reynosa, Tamaulipas

      In like manner, the Concessionaire is obliged to cover, through its own land exchange stations, and using national satellite systems, the following cities, at the latest on the 31st of May, 1998:

      Tijuana, Baja California Norte
      Cd.  Juarez, Chihuahua
      Monclova, Coahuila
      Zihuatanejo, Guerrero
      Cancun, Quintana Roo
      Villahermosa, Tabasco
      Nuevo Laredo, Tamaulipas
      Merida, Yucatan

      The Concessionaire is obliged to link -- with its own infrastructure -- the following cities, at the latest, on the 31st of December, 2000:

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      Matamoros, Tamaulipas
      Cd.  Victoria, Tamaulipas
      Tampico, Tamaulipas
      Poza Rica, Veracruz
      Jalapa, Veracruz
      Veracruz, Veracruz
      Cordoba, Veracruz

      In like manner, the Concessionaire is obliged to cover, through its own land exchange stations and utilizing the national satellite systems, the following cities, at the latest on the 31st of December, 2000:

      La Paz, Baja California Sur
      Los Cabos, Baja California Sur
      Piedras Negras, Coahuila
      Delicias, Chihuahua
      Chihuahua, Chihuahua
      Manzanillo, Colima
      Colima, Colima
      Lazaro Cardenas, Michoacan
      Los Mochis, Sinaloa
      Culiacan, Sinaloa
      Cd.Obregon, Sonora
      Hermosillo, Sonora
      Guaymas, Sonora
      Coatzacoalcos, Veracruz

A.5. Network's Technical Specifications. The Concessionaire is obliged to install the Network with at least the technical specifications indicated in numeral 4.3 of its concession application, which is added to the present attachment and is an integral part of this Concession.

A.6. Coverage of Services. The Concessionaire shall be able to render the services included in this Concession, in the locations where the coverage has been authorized, with its own infrastructure and at national level, using the capacity of other public telecommunication networks. The Concessionaire will be able to render services interconnecting its Network to foreign networks in terms of Article 47 of the Law.

A.7. Urban Wiring. In the event that the Concessionaire tried to install wiring in urban zones in order to render services included in the present attachment to final users, it shall submit the corresponding application in terms of condition 1.3 of the present Title, understanding that, whenever it comes to direct linkages that do not require bands of frequency from the radio electric spectrum, the Ministry will grant a convenient resolution, in a time limit of

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      twenty natural days, counting from the date of receiving said application.

                 Technical Specifications of the Application for
                a Concession on Public Telecommunications Network
                       Submitted by Iusatel, S.A. de C.V.

4.3   Technical Description of "Network's" Project for the first five years.

4.3.1 Transmission

      Transmission systems of "Iusatel's" transport network are based on "SDH". The essential architecture of this equipment's operation is distributed in the form of physical rings and virtual rings, using topologies of maximum reliability and using the different modules defined for said standard.

      The physical rings will be equipped with the highest transmission velocities technically available and economically permissible (presently 622 Mb/s and 2.5 Gigabits per second "Gb/s"), according to the traffic requirements of each one of the nodes included in said ring. Virtual rings' configurations will allow to avoid conflicts generated by limitations defined in the norms, in addition to providing the recollection facilities (insertion and extraction) of traffic in low capacity nodes not included in the physical ring.

      Redundancy protection, by definition present in an optic fiber ring, will be applied in a different way in both rings. Physical rings will use shared protection -- "Proteccion Compartida" -- which will permit the elevation of total capacity of the ring's transportation. For the case of virtual rings, protection will be dedicated -- "Dedicated Protection" -- if which will facilitate to diminish the configuration costs of recollection in low traffic nodes. The redundancy in virtual rings carried out through the physical ring's capacity, thus achieving a minimum-cost configuration and maximum reliability, taking advantage of the benefits of international norms.

      The design basis used for the "Network" are the following:

      o Synchronous Transport Module-6 ("STM") multiplexors are used for the equipping of the high-velocity physical ring.

      o Virtual rings with "STM" equipment units. Four of them were considered in the architecture of the recollecting ring, covering areas geographically grouped and entering in the end to the high-capacity ring as a back-up mechanism and to close the rings in a virtual way.

      o In the dimensioning of linkages, the commuted and dedicated circuits' capacity is included, performing the consolidation (Grooming) taking

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            advantage of the capacities that the "SDH" technology offers in insertion and extraction points at the level of "E1" linkages.

      o The distance between relays for optic fibers was fixed between 70 and 120 kilometers. and for the cases where optical amplifiers are used, distances over 120 kilometers are achieved.

      o The type of optic fibers to be used, utilizes the latest available technologies, among them, the one of Modified Dispersion-Shifted Fiber, which involves a higher starting investment, but it creates a window of opportunity that prevents technological obsolescence and that will allow, in the future, to increase velocity of transmission in the rings, only changing the electronics associated to it.

Optic Fiber

      The means of transportation proposed for the "Network," is essentially Optic Fiber. Several types of fiber were considered, according to the growth plan and the technical features of the various linkages for the integration of the "Network."

      Optic Fibers allow the improvement of communication characteristics, reducing times of delay, increasing the capacity of transmission and elevating the reliability and altogether, to improve the quality of performance of the "Network" itself.

      According to worldwide operation statistics, it is reasonable to consider a possibility of breakage per year for every 4000 kilometers in an optic fiber cable. Once stated the above, it is possible to anticipate that, under normal conditions, the "Iusatel" "Network" will have cuts in its fiber cables, which will not affect the service to the user, thanks to the mechanism of intrinsic protection in the transmission equipment units associated to the ring's architecture.

      A detailed design of linkages of optic fiber was performed considering the possibility of migrating transmission equipment units to the next transmission hierarchy "STM"-64 and/or using the multiplexing systems of wavelength.

      For the design of the "Network," the following requirements and engineering norms were established:

      o The average length of optic fiber's cable coil used in the construction of the "Network" is of four kilometers.

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      o     The defined route for the creation of the "Network" considers covering as many cities as possible and target markets of higher population density.

      o Since the beginning, there are international linkages of high capacity and reliability, in order to offer users an efficient and modern telecommunication service in the current environment of global markets, particularly for corporate users who require flexibility and ubiquity when handling information.

      o The installation of fiber is based on rings' topologies, as to offer as much quality, reliability and redundancy as possible.

      o Several rights of means are used, such as: electric lines, highways and submarine linkages, performing an estimated combination of construction time, distance, availability, efficiency and reliability regarding linkages.

      It has been considered that rings' growth will evolve simultaneously expanding and dividing the existing rings, being able to adapt in a flexible way to market's evolution and technology.

      The use of optic fiber, as well as new types of optic fibers of modified straight dispersion, that allow growth of capacity and reach by means of increasing transmission velocity, the use of multiple wavelengths and optic amplification, will be supported on characteristics recommended by the "UIT-T" listed as follows:

Straight Dispersion

Optic Characteristics

            Window Operation              1,550 nm.
            Wavelength             1,120 nm.  To 1,350 nm.
            Attenuation            at 1,300 nm. < = 1.0 dB/km.
                                   at 1,550 nm. < = 0.5 dB/km.

                                   at 1,550 nm. 3.5 ps/(nm.-km.)

Chromatic Dispersion

Physical Characteristics

            Modal Camp Diameter    7-8.3 (mu)m + 10%
            Concentricity error    < m1 (mu)m

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            Tolerance of circularity of
              the nucleus and sheathing          < 2%

Environmental Characteristics

            Temperature           -60 at +85(degree)C. ((DELTA)(alpha)
                                  < = 0.03 dB/km.)

            Humidity              < = 98% ((DELTA)(alpha) < = 1.10 dB/km.)


Modified Straight Dispersion ("MSD-LS")

Optic Characteristic

            Window Operation       1,550 nm.
            Wavelength             (lambda)< = 1,260 nm.
            Attenuation            at 1,310 nm. < = 0.5 dB/km. at 1,550 nm. < =
                                   0.25 dB/km
            Chromatic Dispersion   at 1,545 nm. 1.5 ps/(nm.-km.)

Physical Characteristics

            Modal Camp Diameter    8.4 (mu)m +/- 0.5 (mu)m
            Sheathing (coating)
            Diameter               125 (mu)m +/- 1.0%
            Concentricity Error                 < = 1 (mu)m
            Tolerance of Circularity of the
              nucleus and sheathing (coating)   < = 1.0%

Environmental Characteristics

            Temperature       -60 at +85(degree)C ((DELTA)(alpha)
                              < = 0.05 dB/km)

            Humidity          < = 98% ((DELTA)(alpha) < = 0.05 dB/km).

Modified Straight Dispersion ("True Wave")

Optical Characteristics

            Operation Window              1,550 nm.
            Wavelength             (lambda)< = 1,260 nm.
            Attenuation            at 1,550 nm. < = 0.22 - 0.25 dB/km.
            Chromatic Dispersion   at 1,545 nm. 1.5 ps/(nm.-km.)

Physical Characteristics

            Modal Camp Diameter    8.4 (mu)m. +/- 0.5 (mu)m.

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            Sheathing (coating) Diameter        125 (mu)m. +/- 1.0%
            Concentricity Error                         < = 1 (mu)m.
            Tolerance of Circularity of the
              nucleus and sheathing (coating)           < 1.0%

Environmental Characteristics

            Temperature      -60 at +85(degree)C ((DELTA)(alpha)
                              < = 0.05 dB/km.)

            Humidity         < = 98% ((DELTA)(alpha) < = 0.05 dB/km.).

Normal Dispersion.

Optical Characteristic.

            Operation Window              1,300 nm.
            Wavelength             1,270 nm. < = (lambda),
            Attenuation            at 1,300 nm. < = 1.0 dB/km.
                                    at 1,550 nm. < = dB/km.
            Chromatic Dispersion   at 1,300 nm. 3.2 ps/(nm.-km.)
                                     at 1,550 nm. 19 ps/(nm.-km.)

Physical Characteristic.

            Modal Camp Diameter                 9.10 (mu)m. +/- 10%
            Sheathing Diameter (coating)        125 (mu)m +/- 2.4%
            Concentricity Error                             < = 1 (mu)m
            Tolerance of Circularity in
            nucleus and sheathing (coating)                 < 2%

            4.3.2 Commuting and signaling

            The "Iusatel" "Network" will count with an intelligent and open architecture ("UIT-T", Q. 1200 and associated ones) and will supply in an efficient, simple and fast manner, the design, implantation and operation startup of new services demanded by the market. The intelligent network "Iusatel" will by constituted by the following functional groups:

                  "SPP"       Point of Service Commuting
                  "STP"       Point of Signaling Transference
                  "SCP"       Point of Service Control
                  "IP"        Intelligent Peripheral

            Every Long Distance Exchange Station inside the "Network" will have the

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            "SPP" functionality. This means each exchange station will have the capacity for commuting services by means of different types of procedures in a way that enables the rendering of the necessary resources needed to complete the user's service. The "SPP" will have the capacity of interoperating with other functional groups like the "STP" and "IP." The interaction of said functional groups will be carried out by means of the signaling protocols "SS7," specified in Mexican Norms in progress in the "Part of Messages' Transference" ("PTM"), "PUSI," Part of Control of the Signaling Connection" ("PCCS") and Part of Application of Transactional Capacities ("PACT").

            The "Iusatel" "Network" will have two "STP" supply the routing of signaling messages among the various functional groups from the "Network" itself and other networks. Two "STP" were considered to provide redundancy in the signaling paths, in order to be able to have a better degree of availability in the "Network."

            Information about our users and associated services is found included in the "SCP" functional group. The "SPP" will request "SCP" for information related to the service, the "SCP" will reply with the relevant information to "SCP," using the signaling network.

            The "Iusatel" "Network" will initiate with two exchange stations; one in Mexico City and the other one in Monterrey. Capacities of nominal commuting of exchange stations will be of 800,000 attempts of calls in peak hours, and a handling of 60,000 ports. Commuting equipment units will have redundancy in a great part of their subsystems, as well as commuting matrix without block. In these exchange stations, there will be detailed registration functionality of calls that include information about the user, origin, subscribers who pay, operator attention, etc.

            Exchange stations will have the capacity of rendering information for networks' administration according to international standards. In addition, every station will have an operation, maintenance and administration center which will work nonstop, 24 hours a day, year-round.

            Commuting equipment units will have the capacity to operate with the user's signaling norms: R2 Mexican and Q.931 of the "UIT-T" (for Primary Access to the Digital Network of Integrated Services ("RDSI"), "PUSI," "PACT," "PCCS" and "PTM" to be interconnected with other elements inside and outside of the "Network" according to Official Mexican Norms.

            The "Iusatel" "Network" will have a central of operators in Mexico City, to be able to route traffic of calls requiring this service.

            All of the above, according to design standards mentioned as follows:

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            o     The point of concentration of traffic to be commuted coming from every city or interconnection point, is based in a minimum distance algorithm.

            o Commuting capacities were calculated considering 50% of answered calls (due to several causes attributed to networks of destination of calls as: users of destination occupied, user of destination who does not answer, abandoned dialing, etc.).

            o The average time of a domestic Long Distance Call is four minutes and international ones of six minutes, according to current behavior of telephone users in Mexico.

            o The Degree of Service in the internal transmission network will have a blocking of less than 1% in the average of the thirty most used peak hours of the year, superior to requirements of applicable "UIT-T" international norms.

            The operators' center has been designed to handle 95% of all calls in less than ten seconds.

            4.3.3 Synchronization

            The "Network" will have primary reference clocks in the D.F. (Federal District, Mexico City) and Monterrey, with reference of Global Position System ("GSP"), which complies with recommendation
            G.811 of the "UIT-T."

            Transit clocks comply with Recommendation G.812 of the "UIT-T," requirements of temporization in the outlets of subordinated clocks adequate for the plesiochronal exploitation of international digital linkages.

            The synchronization network will use facilities of the "SDH" network, which complies with recommendation G.803 of the "UIT-T," that offers the capacity of transport of reference signals of the high quality clock through the "Network," also counting with improvements for tracing, recuperation of failures and delivering of synchrony signal.

            The "Network" complies with the objectives in matter of slipping of an international connection of the "RDSI," as pointed out in Recommendation G.821.

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                 Summary of Annexes to Long Distance Concession

A.    Annex A

Services Required to be Provided By Iusatel:

Services involving the emission, transmission or reception of signs, signals, written documents, images, voice, sound or information of any kind through its network, the sale or leasing of the network capacity therefor, the commercialization of acquired capacity of other concessionaires, and the provision of public long distance telephony.

Iusatel shall have the right to render such services in the locations where its coverage has been authorized with its own infrastructure and on a national level using the capacity of other public telecommunications networks.

Time Limit to Initiate Network Exploitation:  No later than April 1997.

Coverage Commitments:

Iusatel must link with its own infrastructure the following 17 cities no later than May 31, 1998: Aguascalientes, Saltillo, Torreon, Durango, Distrito Federal, Celaya, Irapuato, Leon, Guadalajara, Toluca, Cuernavaca, Tepic, Monterrey, Puebla, Queretaro, Mazatlan and Reynosa.

Iusatel must cover via its own earth stations and using national satelite systems the following 8 cities no later than May 31, 1998: Tijuana, Ciudad Juarez, Monclova, Zihuatenejo, Cancun, Villahermosa, Nuevo Laredo and Merida.

Iusatel must link with its own infrastructure the following 7 cities no later than December 31, 2000: Matamoros, Ciudad Victoria, Tampico, Poza Rica, Jalapa, Veracruz, Cordoba.

Iusatel must cover via its own earth stations and using national satelite systems the following 15 cities no later than December 31, 2000: La Paz, Los Cabos, Piedras Negras, Delicias, Chihuahua, Manzanillo, Colima, Lazaro Cardenas Los Mochis, Culiacan, Ciudad Obregon, Hermosillo, Guaymas, Nogales and Coatzacoalcos.

B.    Technical Specifications:

Transmission. The transmission systems should be based on "SDH". The fundamental operational architecture of this equipment will be distributed in the form of physical and virtual rings. The physical rings will be equipped with the highest transmission velocities technically available and economically justifiable. The

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virtual rings will be configured to permit the avoidance of conflicts, provide the facilities of recollection (insertion and extraction) of traffic in the low capacity nodes not included in the physical ring and provide redundancy protection.

Transport/Fiber Optics. The means of transport for the network is fundamentally fiber optic.

Switching and Signaling. Iusatel's network should have an open and intelligent architecture. Every long distance central office within the Network shall have SSP functionality, which should have the capacity to interoperate with other functional groups. The interaction of these functional groups will be accomplished through signaling protocol SS7. The network will begin with two central offices, one in Mexico City and one in Monterrey.

Switching equipment will have the capacity to operate with signaling norms of the user. The point of concentration of switched traffic for each city or point of interconnection will be based on an algorithm of minimum distance.

Synchronization. The Network will count on reference clocks primarily in Mexico City and Monterrey with reference to the Global Positioning System.